Exhibit 99.1

Contact: Lucas Binder VP Corporate Development & Investor Relations 303-927-4951 lucas.binder@wowinc.com

WOW! ANNOUNCES APPOINTMENT OF JILL BRIGHT

TO BOARD OF DIRECTORS AND COMPENSATION COMMITTEE

Englewood, CO (September 5, 2017) WideOpenWest, Inc. — (“WOW!” or the “Company”) (NYSE: WOW) announced today that Jill Bright has been appointed to the Company’s Board of Directors and the Compensation Committee, effective September 5, 2017. The appointment of Ms. Bright increases the number of directors on the Board of Directors from eight to nine.  The Board of Directors has determined that Ms. Bright qualifies as an “independent director” as set forth in the NYSE Listed Company Manual and the Securities Exchange Act of 1934, as amended.

Ms. Bright was recently appointed Executive Vice President of Human Resources and Administration at Sotheby’s. Prior to joining Sotheby’s, Ms. Bright spent more than 20 years at Condé Nast where she led the Human Resources group for many years until her appointment as Chief Administrative Officer in 2010. Prior to joining Condé Nast, Ms. Bright held senior human resources roles at American Express and Macy’s.

Ms. Bright currently serves on the national board of Girls Inc. and the board of Cumulus Media. In 2015, she was appointed by New York City Mayor de Blasio to the Quadrennial Advisory Commission to study, evaluate and make recommendations regarding compensation levels of elected City Officials and in 2017 she was appointed as Mayor de Blasio’s Representative to the board of the New York Public Library. Ms. Bright received her bachelor’s degree from Marymount Manhattan College, where she is a member of the Board of Trustees, and her MBA from New York University’s Stern School of Business.

About WOW!

WOW! is one of the nation’s leading providers of high-speed Internet, cable TV and phone serving communities in the U.S. WOW!’s operating philosophy is to deliver a customer and employee experience that lives up to its name. For more information, please visit www.wowway.com.